Exhibit 99.1

Biodiesel – Fueling A Better Future
May 2009 Newsletter
Volume 5, Number 2

MESSAGE FROM BOARD CHAIRMAN
I am pleased to announce that your board of directors has been working for almost a year on a proposed transaction for Western Iowa Energy. The proposal is to merge WIE with two other biodiesel companies and Renewable Energy Group. We have been working with legal counsel, two merger and acquisition companies, and our accountants to construct a merger that is beneficial to all the companies involved. You will be asked to vote on this transaction in a few months; and the transaction cannot be done without your vote. Your board believes that this merger will position WIE to operate more efficiently, be a low cost producer, and take advantage of future opportunities.
We are planning a series of informational meetings over the next months to answer any and all questions you may have in regard to this merger. You will also be receiving written material as we move toward a vote.
William Horan
Chairman WIE
WALL LAKE BIODIESEL PLANT SIGNS SALE AGREEMENT WITH REG
On Monday, May 11, 2009, Western Iowa Energy, LLC (Western Iowa Energy) announced that it has entered into an agreement with Renewable Energy Group® for consolidation and operation of its commercial-scale biodiesel production facility.
Western Iowa Energy, which owns a 30 MGY facility in Wall Lake, Iowa, is one of three biodiesel plants under the proposed agreement. Central Iowa Energy, LLC, which owns a 30 MGY facility Newton, Iowa, and Blackhawk Biofuels, LLC, which owns a 45 MGY facility in Danville, Ill., are also involved in the transaction.
Ownership of the operations of all four companies will be consolidated in a new holding company to be named Renewable Energy Group, Inc. The consolidated company will be owned by current Renewable Energy Group (REG®) investors and current members of the three acquired companies, including the more than 500 investors in Western Iowa Energy. The transaction is subject to approvals by the shareholders and members of all four companies and to other conditions, including customary regulatory approvals.
The consolidation is expected to allow the combined entity to better position itself to meet anticipated demand from the petroleum industry’s distillate fuel market.
Bill Horan, chairman of Western Iowa Energy’s board of directors stated, “although our facility is currently well-positioned compared to other biodiesel manufacturers in the U.S. due to its ability to process multiple feedstocks, this proposed consolidation offers our members the opportunity to diversify their biodiesel investments while continuing and expanding our current relationship with REG.” Horan added, “Western Iowa Energy‘s board has carefully considered the future of our facility and believes the REG consolidation proposal is the best direction for returning value to our members.”

“We are proud that the Western Iowa Energy board has chosen to continue the company’s relationship with REG,” Daniel J. Oh, REG’s president and chief operating officer said of the transaction which is slated to be complete later this summer upon receipt of the necessary regulatory, shareholder and unit holder approvals. “As an Iowa company with more than a decade of biodiesel production experience, we look to continue the vision for Western Iowa Energy’s facility to spur rural economic development and support the local economy by being good business partners and neighbors.”
REG’s chairman and chief executive officer Jeff Stroburg cited demand by major petroleum distributors and oil refiners as a key factor in the decision to move forward with plant consolidation. “As the Renewable Fuels Standard (RFS) takes effect and our nation moves toward energy reform, the distillate market is demanding technical expertise, dependable supply, more efficient distribution and creative pricing options from major biodiesel partners,” Stroburg said. Under the 2007 Energy Independence and Security Act, the RFS calls for 500 million gallons of domestic biodiesel consumption ramping up to one billion biodiesel gallons in 2012.
“We believe this proposed consolidation brings greater economies of scale, streamlined central management of complex logistics and decision-making processes, and enhanced risk-management opportunities,” explained Oh. “By more efficiently managing our business and strengthening distribution channels, REG will continue to partner with obligated parties of the RFS in order to reduce our nation’s reliance on foreign oil.”
Western Iowa Energy anticipates filing a proxy statement and the other relevant documents regarding the proposed business combination transaction. Before making any decisions, members are urged to read the proxy statement carefully in its entirety and any other relevant documents, when these documents become available, as such documents will contain important information about the transaction. A definitive proxy statement will be sent to the members of Western Iowa Energy seeking their approval of the business combination transaction. Members may obtain free copies of proxy statement and related documents, when they become available, and other documents filed with, or furnished to, the SEC by Western Iowa Energy, LLC at the SEC’s website at http://www.sec.gov or by contacting Western Iowa Energy.
This communication is not a solicitation of a proxy from any security holder of Western Iowa Energy or its affiliates. However, Western Iowa Energy and certain of its respective directors and executive officers may be deemed to be participants in the solicitation of proxies from members in connection with the proposed business combination transaction under the rules of the SEC. Information about the directors and executive officers of Western Iowa Energy and a description of their direct or indirect interests by security holdings will be described in the proxy statement once filed with the SEC and are described in the proxy statement relating to the 2009 Annual Meeting of Shareholders filed with the SEC on April 24, 2009. These documents can be obtained free of charge from the sources indicated above.
DISCLAIMER:
Throughout this report, we make “forward-looking statements” that involve future events, our future performance, and our future operations and actions. In some cases, you can identify forward-looking statements by the use of words such as “may,” “should,” “plan,” “future,” “intend,” “could,” “estimate,” “predict,” “hope,” “potential,” “continue,” “believe,” “expect” or “anticipate” or the negative of these terms or other similar expressions. These forward-looking statements are only our predictions and involve numerous assumptions, risks and uncertainties.

Western Iowa Energy, LLC
1220 S. Center St.
PO Box 399
Wall Lake, IA 51466
www.westerniowaenergy.com
Phone: 712-664-2173
Fax: 712-664-2183
Larry Breeding – General Manager – lbreeding@westerniowaenergy.com
Joe Reed – Operations Manager – jreed@westerniowaenergy.com
Joe Neppl – Accountant – jneppl@westerniowaenergy.com
Jeanne Sorensen – Compliance Coordinator – jsorensen@westerniowaenergy.com
Kris Ziegmann – Accounting Assistant/Receptionist – kziegmann@westerniowaenergy.com

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